UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

INTERCEPT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Common Stock; Series B Preferred Stock

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$18.90

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PRESS RELEASE

Contact: Carole Collins

Investor Relations Director

(770) 248-9600

INTERCEPT RECEIVES EARLY TERMINATION OF HART-SCOTT-RODINO

WAITING PERIOD FOR MERGER WITH FIDELITY NATIONAL FINANCIAL

ATLANTA, GA (October 29, 2004) - InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions, announced today that it received early termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act relating to its acquisition by Fidelity National Financial, Inc. (NYSE: FNF). The closing of the transaction remains subject to other customary conditions, including the approval of InterCept’s shareholders. The meeting of InterCept shareholders to vote on the transaction will be held at InterCept’s corporate office at 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia at 10:00 a.m. local time on Monday, November 8, 2004.

About InterCept

InterCept, Inc. provides innovative technology products and services to the financial industry, including core processing, check imaging and item processing, electronic funds transfer, debit card processing, communications management and related products and services. The company serves over 2,000 clients nationwide and is a leading provider of check imaging solutions with over 30 fully image-enabled processing centers from coast to coast. Visit http:// www.intercept.net , email info@intercept.net or call 770.248.9600 for more information.